EXECUTION COPY

Exhibit 10.2

ASSET PURCHASE AGREEMENT

This is an Asset Purchase Agreement dated as of March 24, 2008 (the "Agreement"), among (i) Caretenders Visiting Services of St. Augustine, LLC, a Florida limited liability company (“Buyer”), (ii) Almost Family, Inc., a Delaware corporation (“Parent”), (iii) Apex Healthcare Solutions, L.L.C., a Florida limited liability company (the "Seller"), and (iv) Nancy Ralston, James Spriggs, III, Lorrie Snyder and David Bathalter (each a "Seller Affiliate" and collectively, "Seller Affiliates").

Recitals

A.       Seller owns and operates a healthcare staffing business (the "Business") in the State of Florida in Florida Health District # 4 (including Baker, Clay, Duval, Flagler, Nassau, St. Johns and Volusia counties) (the "Territory").

B.        Seller is the holder of a Health Care Services Pool license issued by the Agency for Health Care Administration of the State of Florida which authorizes Seller to provide temporary healthcare staffing services in the Territory.

C.       Seller desire to sell, and Buyer desires to purchase, the assets used by Seller in the operation of the Business.

D.	Seller Affiliates hold in the aggregate 100% of the equity of Seller.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

Article 1 - Purchase and Sale of Assets

1.1	Purchased Assets.

(a)       Seller hereby agrees to sell, assign, transfer and convey to Buyer, and Buyer hereby agree to purchase from the Seller, all of the assets of Seller used in the Business (the "Purchased Assets"), including without limitation, the following assets and properties:

(i)        All Assumed Contracts (as defined below), security deposits, any pre-paid rent, furniture, fixtures, machinery, equipment, leasehold improvements, computers, software, vehicles, medical equipment, prepaid expenses, and other tangible personal property used in the Business, including those assets specifically described on Schedule 1.1(a) as being Purchased Assets, together with all manufacturers' warranties pertaining to the same, to the extent that such warranties may exist and be assignable;

(ii)      All of Seller’s goodwill relating to the Business; all customer and patient lists and files, referrer lists, provider lists, records and similar sales and marketing

LOULibrary 710692v.4

EXECUTION COPY

information in Seller’s possession relating to the Business; member service agreements relating to the Business; medical records of the patients serviced by the Business and in Seller’s possession; personnel records relating to those employees hired by Buyer; and Seller’s right and interest in the trade names, including "Apex" and variations thereof, used in connection with the Business, registered and unregistered trademarks, service marks and applications, all registered and unregistered copyrights, trade secrets, licenses, know-how, specifications, literature, all rights in internet web sites and internet domain names presently used by Seller, data, code, and other related intellectual property, and all other intangible property which relate specifically to the Business, and all other intangible assets related to the Business, whether located at the Business, or any other location;

(iii)     All transferable permits, licenses, certificates, authorizations, accreditations, orders, ratings and approvals of all federal, state, or local governmental or regulatory authorities which relate to the Business and which are held by Seller, but only to the extent the same are transferable, including without limitation, any provider agreements relating to Seller’s right to participate in the Medicare and Medicaid Programs, and all rights of Seller to reimbursement or other payments from Centers for Medicare & Medicaid Services ("CMS") for the period prior to the Closing Date;

(iv)     Any and all rights of Seller which by their terms are transferable and which arise under or pursuant to warranties, representations and guarantees made by suppliers in connection with the Purchased Assets;

(v)       All raw materials, supplies, packaging materials, purchased products, finished goods and all other goods, merchandise and materials owned by Seller; and

(vi)      All accounts receivable and unbilled work in process (collectively, “Accounts Receivable”).

(b)       Seller shall retain, and Excluded Assets shall be excluded from the scope of, the Purchased Assets. "Excluded Assets" shall mean cash and cash-like items, and those additional assets identified as Excluded Assets on Schedule 1.1(b).

(c)       Seller agrees to use its reasonable best efforts to cooperate with Buyer in connection with the collection of the Accounts Receivable and to pay over to Buyer as soon as reasonably possible any of such Accounts Receivable collected by Seller. Except for the Accounts Receivable listed on Schedule 1.1(c), Seller represents and warrants that, to the best of Seller’s knowledge, all Accounts Receivable are collectible in the ordinary course. Buyer shall pay to Seller as additional Purchase Price within 30 days after collection by Buyer, net of any out-of-pocket amounts spent by Buyer to collect such receivables, an amount equal to any Accounts Receivable listed on Schedule 1.1(c) collected after Closing.

(d)       Any software included among the Purchased Assets shall be delivered to Buyer with licenses permitting Buyer to use such software in the Business on a perpetual royalty-free basis or the mutually agreed upon cost of obtaining the necessary licenses shall be offset against the Purchase Price and included on the closing statement delivered at Closing. At

LOULibrary 710692v.4

EXECUTION COPY

least three business days prior to Closing, Seller agrees to provide Buyer with a schedule setting forth a list of software for which the necessary licenses are not held and will not be assigned to Buyer at Closing and an estimate of the cost of obtaining such licenses.

1.2	Assumed Liabilities; Trade Payables.

(a)       Seller acknowledges and agrees that it shall retain all liabilities, whether known or unknown, arising out of or relating to the operation of the Business through the Closing Date or arising out of or with respect to the Purchased Assets, including the ownership or leasing thereof, through the Closing Date, and that Buyer is not assuming any liabilities of Seller of any nature, except for (i) obligations accruing after Closing under the Assumed Contracts, (ii) any PDO Liability, and (iii) any additional liabilities or accrued expenses mutually agreed upon by Seller and Buyer and offsetting the Purchase Price pursuant to paragraph 2.1(b) below (liabilities included in items (i) through (iv) above shall be referred to collectively as the “Assumed Liabilities”).

(b)       Seller’s retained liabilities shall include, without limitation, (i) borrowed money, (ii) capital leases for leased equipment and other tangible personal property, (iii) amounts due to any governmental agency or instrumentality, whether federal, state or local, relating to Medicare/Medicaid reimbursements or similar reimbursement obligations relating to the Business, (iv) federal, state or local taxes, including without limitation, income, sales or use, franchise or withholding taxes, (v) amounts payable to any Seller Affiliates or entities or individuals affiliated with Seller, and (vi) all liabilities, whether known or unknown, arising out of or relating to the operation of the Business through the Closing Date or arising out of or with respect to the Purchased Assets, except for the Assumed Liabilities.

(c)       With respect to Seller’s trade payables that represent services provided to the Business that straddle the Effective Time, Seller and Buyer shall pay in the ordinary course such trade payables as invoices are received. On or before the date 60 days after the Closing Date, Seller and Buyer shall reconcile such payments against the portion of such trade payables due from Seller (i.e., the portion relating to the period through the Effective Time) and the amount due from Buyer (i.e., the portion relating to the period after the Effective Time), and any amounts due from Seller to Buyer or from Buyer to Seller arising out of the proration of such expenses shall be paid by the applicable party within five business days after such determination.

1.3       Assumed Contracts. Buyer agrees to assume Seller’s obligations arising after the Closing Date with respect to those contracts listed on Schedule 1.3(a) (the "Assumed Contracts"), except that those contracts among the Assumed Contracts which require consent from third parties before assignment shall not be deemed assigned for legal purposes until such consent is obtained. Seller will use commercially reasonable efforts after Closing to obtain the consent of the other parties to the assignment of the Assumed Contracts, with reasonable assistance as requested by Buyer (but without any payment of money by Seller or Buyer). If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not receive all such rights, Seller agrees to enter into a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including

LOULibrary 710692v.4

EXECUTION COPY

subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.

1.4	Employees.

(a)       Seller acknowledges that Buyer is not purchasing, recognizing, assuming or otherwise acquiring any rights, obligations, assets or liabilities under, arising from or resulting from any employment agreement or arrangement in existence between Seller and any employee, or any person employed to consult with or perform services for Seller.

(b)      Buyer shall have the right, but not the obligation, to make offers of employment to employees of the Business. With respect to any employees of the Business who accept employment with Buyer, Buyer shall assume Seller’s paid-days-off (“PDO”) liability at Closing, so long as at least three business days prior to Closing, Seller provides Buyer with a statement setting forth such PDO obligations (to be included as Schedule 1.4(b) to this Agreement) (“PDO Liability”) and the amounts shown are reasonably satisfactory to Buyer with respect to the verification of the PDO amounts shown on such statement, and which statement shall be updated through Closing by Seller post-Closing.

1.5       Noncompetition Agreement. Seller acknowledges that Buyer’s obligation to close is conditioned upon Seller and Seller Affiliates entering into a Confidentiality, Nonsolicitation and Noncompetition Agreement at the Closing, in the form of the agreement attached as Attachment A (the "Noncompetition Agreement").

Article 2 - Purchase Price and Payments

2.1	Purchase Price.

(a)       In consideration of the transfer of the Purchased Assets and the Business to the Buyer, Buyer agrees to pay Seller $100,000 (the “Purchase Price”) in cash by wire transfer of immediately available funds at Closing (subject to paragraph 2.1(b));

(b)       The Purchase Price payable at Closing pursuant to paragraph 2.1(a)(i) shall be increased or decreased, as applicable, to account for (i) any PDO Liability assumed by Buyer pursuant to paragraph 1.4(b), and (ii) any proration of expense items relating to the Business. The parties agree to enter into a closing statement at Closing setting forth the determination of the cash portion of the Purchase Price payable at Closing.

2.2      Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets and between Seller as set forth on Schedule 2.2. Seller and Buyer agree that all tax and information returns will be prepared on a basis consistent with such allocation of the Purchase Price. The parties acknowledge that the allocation of Purchase Price to the Noncompetition Agreement shall not be evidence of the Loss to Buyer in connection with any breach of such Noncompetition Agreement.

LOULibrary 710692v.4

EXECUTION COPY

2.3       Reimbursement of Audit Expenses for SEC Compliant Financial Statements. Buyer agrees to pay the reasonable directly related professional fees due to Seller’s CPA firm for the cost of a financial audit performed at Parent’s request to provide, as a condition to Buyer’s obligation to close, one year of audited financial statements that satisfying applicable Securities and Exchange Commission (“SEC”) requirements. Buyer shall be responsible for paying these expenses regardless of whether a Closing occurs, except where the failure to close arises out of a breach by Seller of its obligations under this Agreement. Seller acknowledges that they shall be responsible for the cost of preparing its books and records for such audit.

2.4       Stoneridge Partners. Parent has engaged Stoneridge Partners (“Stoneridge”) to act as its broker or agent in connection with the transactions described in this Agreement. Any compensation payable to Stoneridge shall be the sole responsibility of Parent.

Article 3 - The Closing

3.1      Time and Place. The parties anticipate that the closing ("Closing") will take place at 10:00 a.m., March 26, 2008, or such other date mutually agreed upon by the parties, and upon satisfaction or waiver of each of the conditions to the parties' obligations to close (the "Closing Date"). The Closing will be effective for tax and business purposes as of 12:01 a.m. on the first business day after the Closing Date (the “Effective Time”).

3.2	Execution and Delivery of Documents by Seller and Buyer.

(a)      At the Closing, Seller and Buyer will execute and deliver such conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents as Buyer may reasonably request in order to effect the sale, assignment, conveyance, and transfer of the Purchased Assets, the Business, the Assumed Liabilities, and the Assumed Contracts from Seller to Buyer. Such instruments and documents must be sufficient to convey to Buyer good title to the Purchased Assets and the Business. The parties will also cause the Noncompetition Agreement to be executed and delivered at Closing.

(b)        Each party hereto agrees that it shall, from time to time after the Closing Date, take such additional action and execute and deliver such further documents as any other party hereto may reasonably request in order to effectively sell, transfer and convey the Purchased Assets and the Business to Buyer, to place Buyer (or Buyer’s or Parent’s affiliates) in position to operate and control all of the Purchased Assets and the Business, and otherwise effectuate the purposes of this Agreement.

Article 4 - Representations and Warranties of Seller

As a material inducement to Buyer to enter into and perform this Agreement, Seller represents and warrants to Buyer as follows:

4.1	Authority as to Execution; No Violation; Organization.

LOULibrary 710692v.4

EXECUTION COPY

(a)        Seller and each Seller Affiliate has full power and authority to execute and deliver this Agreement and each Ancillary Agreement, and to consummate the transactions contemplated under this Agreement and the Ancillary Agreements. This Agreement and each Ancillary Agreement constitutes a valid and legally binding obligation of Seller and each Seller Affiliate, enforceable against Seller and each Seller Affiliate in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ right generally, by the exercise of judicial discretion in accordance with general equitable principles, and by equitable defenses that may be applied to the remedy of specific performance. The execution, delivery and performance of this Agreement and the Ancillary Agreements by or on behalf of Seller and the consummation of the transactions contemplated hereunder and thereunder, have each been duly authorized and approved by all necessary corporate action of such Seller.

(b)       The execution, delivery and performance by Seller and each Seller Affiliate of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) except with respect to the failure to obtain any consent listed in Schedule 4.17, violate any provision of, result in the breach of, or accelerate or permit the acceleration of any performance required by the terms of, any contract, agreement, arrangement or undertaking to which Seller or any Seller Affiliate is a party or by which any Purchased Assets may be bound; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority to which Seller or any Seller Affiliate is subject or by which any Purchased Assets may be bound; or any applicable law, ordinance, rule or regulation of any governmental body; (ii) violate Seller’s articles of organization or operating agreement, (iii) result in the creation of any claim, lien, charge or encumbrance upon any of the Purchased Assets; or (iv) in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, the Licenses.

(c)         Seller is a limited liability company duly organized, validly existing and in active status under the laws of the State of Florida and is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which the ownership or use of the rights and assets of Seller or the conduct of Seller’s business requires such qualification. Seller has full power and authority (limited liability company or otherwise) to carry on the Business as it has been and is now being conducted. Schedule 4.1(c) contains the address (including city, county, state and zip code) of each location where any of the Purchased Assets are located and each trade name under which Seller operates at such address, and any additional business or trade names under which the Business has been operated at each such address or any other location in the five years preceding the date of this Agreement.

4.2	Licenses, Permits and Payment Programs.

(a)       Except as set forth on Schedule 4.2(a), Seller has obtained and holds all material licenses, permits, certificates, accreditations and authorizations necessary for Seller to operate the Business as currently conducted by Seller (the “Licenses”). Schedule 4.2(a) sets forth a list of all Licenses, and a copy of each License has been delivered to Buyer. Except as set

LOULibrary 710692v.4

EXECUTION COPY

forth on Schedule 4.2(a), (i) to the best of Seller’s knowledge, each License is valid and in full force and effect, (ii) to the best of Seller’s knowledge, no default or violation exists under any License, (iii) Seller has received no notice or threat of suspension, deficiency or cancellation of any Permit, and (iv) to the best of Seller’s knowledge, no event has occurred that (with or without notice or the passage of time) would constitute a breach or violation of any License.

(b)     Seller is certified for participation in, and is a party to valid provider agreements for payment by, Medicare and each other state, local or federal health care program related to the operation of the Business listed on Schedule 4.2(b) (collectively, the "Programs"). Seller has not received a notice of any pending or threatened investigations by, or loss of participation in, the Programs related to the Business.

4.3	Environmental Standards.

(a)       Seller has operated its portion of the Business in compliance with all federal, state, local and foreign statutes, ordinances, laws (including common law), regulations, ordinances, rules, permits, licenses, consent decrees, orders and clearances relating to: (i) releases or threatened releases or the use, storage, transportation or disposal of hazardous substances, as that term is now defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), pollutants, dangerous, toxic, or hazardous substances, materials or wastes, or petroleum, asbestos-containing materials or polychlorinated biphenyls (“Hazardous Substances”), (ii) pollution, and (iii) the protection of the environment or human health (collectively, "Environmental Laws").

(b)        Seller has not caused or permitted any Hazardous Substances to be disposed on, under or at the premises of the Business, or any part thereof, and no part thereof has ever been used by Seller as a permanent storage or disposal site for any such Hazardous Substances.

4.4        Taxes. Seller has timely filed all federal, state, local and other tax returns required to be filed by it prior to the date of this Agreement with respect to the Business and all such tax returns were true, complete and accurate. Seller has paid for all taxes due and payable on or before the date of this Agreement (whether or not reported on a filed tax return) for which Buyer could be liable as a result of the transactions described in this Agreement or as a successor under applicable law. Present taxes that Seller is required by law to withhold or collect with respect to the Business have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by Seller for such payment. Except as described on Schedule 4.4, no examination or audit of any tax return related to the Business by any taxing authority is currently in progress or, to the best of Seller’s knowledge, threatened or contemplated. There are no liens on any of the Purchased Assets resulting from any failure (or alleged failure) to pay any taxes. No deficiency for any taxes or claim for additional tax assessment by any taxing authority, which if unsatisfied could result in a lien upon any of the Purchased Assets or could result in Buyer incurring successor liability under applicable laws, has been proposed, asserted, or assessed against Seller in writing, nor has Seller granted any extension or waiver of any limitation period applicable to any tax claims relating to the Business which has not been closed.

LOULibrary 710692v.4

EXECUTION COPY

4.5	Title; Real Property.

(a)       Seller has, and Buyer will have following the Closing, sole, exclusive, good (legal and beneficial) and marketable title to, or in the case of any equipment leases, a sole and exclusive enforceable leasehold interest in, all of the Purchased Assets, free and clear of any mortgage, security interest, pledge, lien, claim, encumbrance, sublease, license, or other adverse or intervening interest. The Purchased Assets comprise all of the rights and assets necessary for Buyer to carry on the Business as it is currently conducted by Seller. The tangible assets included among the Purchased Assets are in good condition, free from material defects, reasonable wear and tear and normal depreciation excepted.

(b)       Except for equipment subject to those equipment leases included among the Assumed Contracts or Assumed Liabilities, none of the Purchased Assets are leased to or by Seller. To the best of Seller’s knowledge, there are no pending or threatened condemnation or other proceedings that could adversely affect the current use, occupancy, or value of the real property subject to the Current Real Property Lease or the leased premises subject thereto. The real property, including the buildings and all other improvements, subject to the Current Real Property Lease is in good condition, free from material defects, and adequate to operate the facilities as currently used, and comprises all of the real property used by Seller in the operation of the Business. Occupancy and operation of the Business in each of the leased premises is in compliance with applicable law.

4.6	Intellectual Property.

(a)       Schedule 4.6 sets forth a complete and correct list of all intellectual property used by Seller in the conduct of the Business. Except as set forth on Schedule 4.6, Seller has a license to use all intellectual property that is a Purchased Asset, and all such licenses are in full force and effect. Except as set forth on Schedule 4.6, Seller has the right to fully assign all such licenses to Buyer.

(b)       Seller has not (i) materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, or (ii) received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any intellectual property rights of a third party in connection with the conduct of the Business). To the best of Seller’s knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Seller.

4.7	Insurance.

(a)       Schedule 4.7(a) sets forth a true and complete list of all policies of insurance (the “Insurance Policies”) that insure the Purchased Assets or the Business, setting forth the names of insurers, policy numbers, types and amounts of coverage and expiration dates. Seller is not in default with respect to its obligations under any such insurance policy and has not

LOULibrary 710692v.4

EXECUTION COPY

been denied insurance coverage or been subject to any gaps in insurance coverage during the past two years.

(b)       Schedule 4.7(b) sets forth a true and complete list of all claims against the Insurance Policies during the past two years. During the past two years, no insurer has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any pending claim, or threatened to cancel any policy insuring any of the Purchased Assets or the Business.

4.8         Disclosure. To the best of Seller’s knowledge, no representation or warranty made by Seller in this Agreement and no statement made in or any amount set forth on any schedule called for by and incorporated into this Agreement is false or misleading in any material respect or omits to state any material fact necessary to make any such representation or statement not misleading.

4.9	Compliance with Healthcare Regulatory Laws.

(a)       Except as disclosed on Schedule 4.9, Seller has timely filed all requisite cost reports, claims and other reports related to the Business required to be filed in connection with all Programs due on or before the date of this Agreement (and will duly file all such cost reports, claims and other reports due through the Closing Date), all of which are complete and correct. True and correct copies of all such reports for the three most recent fiscal years of Seller have been furnished to Buyer. Except as specifically described on Schedule 4.9, there are no claims, actions, appeals, reviews or audits pending before any federal or state commission, board or agency (including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of CMS) with respect to Seller's participation in any Program, or any pending disallowances by any commission, board or agency in connection with Seller's participation in any Program, which could adversely or materially affect the Business or any of the Purchased Assets, the operation or the utility thereof, or the consummation of the transactions contemplated hereby, and Seller has provided Buyer with true and correct copies of any such claim, action or appeal.

(b)       The structure and operations of Business by and the activities of the respective officers, directors and employees of Seller are, and at all times have been, in compliance in all material respects with all relevant federal and state laws regulating health services or payment including, but not limited to, 42 U.S.C. Sections 1320a-7, 1320a-7a and 7b, 18 U.S.C. Sections 1035 and 1347, and 31 U.S.C. Section 3729, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, and, neither Seller nor any officer, director or employee has taken any action which is prohibited by rules of professional conduct or which otherwise could constitute fraud. Seller has maintained, secured, used and transmitted all electronic or other data or information with respect to the Business relating to any persons in compliance with (i) the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder (“HIPAA”), (ii) privacy laws applicable to Seller, as applicable, and (iii) any other legal requirement applicable to Seller, including, without limitation, those relating to use, confidentiality, protection, security or integrity of Protected Health Information (as defined

LOULibrary 710692v.4

EXECUTION COPY

under HIPAA) except where the failure to do so would be unlikely to have a material adverse effect on the Business or the Purchased Assets. Seller has not, in obtaining or performing any contract or agreement related to the Business, violated in any material respect any obligation it has undertaken in connection with HIPAA as a “business associate” of a “covered entity” or as a “covered entity” as such terms are defined in HIPAA. Seller has established and implemented such policies, programs, procedures, contracts and systems with respect to the Business, as are necessary to comply with HIPAA; Title II, Subtitle F, Sections 261-264, Public Law 104-191; and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164, and the HIPAA Security and Transactions and Code Sets standards.

(c)       No person having a “financial relationship” with Seller, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to Seller with respect to the Business, other than referrals which comply with (or are exempt from) the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

(d)       All material reports, documents, claims and notices related to the Business required to be filed, maintained or furnished to any governmental or health care authority by Seller has been so filed, maintained or furnished. All such reports, documents, claims and notices were materially complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).

4.10      Contracts and Commitments. Except for the Assumed Contracts or as set forth on Schedule 4.10, Seller is not a party to any material contract or commitment relating to the Business, and neither the Business nor the Purchased Assets are the subject of any material contract or commitment. Each of the Assumed Contracts is in full force and effect, is a valid and binding obligation of the parties to such contracts in accordance with its terms, and, to the best of Seller’s knowledge, and except with respect to the failure to obtain any consent listed on Schedule 4.17, no party to the Assumed Contracts is in default under such contracts.

4.11       No Violation of Law. Except as disclosed on Schedule 4.11, the conduct of the Business by Seller does not, to the best of Seller’s knowledge, violate any statute, ordinance, law, regulation, order, writ, injunction or decree of any court or governmental agency. Seller has not received a notice of default or violation of, and has no knowledge that any circumstance exists or event has occurred that, with or without the lapse of time or giving of notice, would constitute a default or violation of any statute, ordinance, regulation, order, writ, injunction or decree of any court or governmental agency or authority applicable to the Business or the Purchased Assets.

4.12    Litigation. Except as disclosed on Schedule 4.12, there are no actions, suits or proceedings pending, or, to the best of Seller’s knowledge, threatened before any court, commission, agency or other governmental or regulatory authority (i) affecting the Business or the Purchased Assets, (ii) to which the Business or the Purchased Assets are subject, or (iii) that seek to prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated under this Agreement. Except as disclosed on Schedule 4.12, Seller is not the subject of any judgment, order, writ, injunction or decree relating to or affecting the

LOULibrary 710692v.4

EXECUTION COPY

Business or the Purchased Assets, other than those of general application, or that seeks to prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated under this Agreement. To the best of Seller’s knowledge, no event has occurred or circumstance exists that is reasonably expected to give rise to or serve as a basis for the commencement of any action, suit or proceeding affecting the Business or the Purchased Assets.

4.13       Labor. No employee of Seller engaged in the Business is represented by a labor union and there is no collective bargaining or other union contract relating to the Business to which Seller is a party. To the best of Seller’s knowledge, there is not pending or threatened against Seller any grievance, labor dispute, organizational activity, union trouble, work slowdown, lockout, strike or work stoppage related to the Business. Seller has complied in all material respects with all applicable federal, state, local and foreign laws, rules and regulations related to the Business pertaining to the employment of labor, including those relating to wages, hours, collective bargaining, employee health and safety, fair employment, and the payment of or withholding of taxes. Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of Seller’s employees engaged in the Business and Seller is not liable for any arrears of wages or any tax or penalties for failure to comply with any of the foregoing.

4.14       Employee Benefit and Retirement Plans. Except as disclosed on Schedule 4.14, Seller does not maintain any "employee pension benefit plan" or any "employee welfare benefit plan" (as defined respectively in Section 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) on behalf of such Seller's employees engaged in the Business. Except as disclosed on Schedule 4.14, Seller does not maintain any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, retention, change in control or severance plans; bonus or other incentive arrangements; life or disability insurance plans; medical, vision, dental or other health insurance plans; flexible spending account; vacation, holiday or any other fringe benefit arrangements for any employees engaged in the Business, whether written or unwritten, funded or unfunded, actual or contingent. Seller acknowledges and agrees that (i) Buyer shall not be treated as a successor employer within the meaning of Treasury Regulation § 54-4980B-9 (“COBRA”), (ii) Seller will retain all obligations under COBRA for all employees of the Business, whether or not hired by Buyer, and (iii) Buyer shall have no liability under COBRA relating to the employees engaged in the Business for events occurring on or prior to the Closing. Seller agrees to provide each employee engaged in the Business with COBRA notices.

4.15       Employees and Independent Contractors. Schedule 4.15 sets forth a true and complete list including the name, salary or compensation (including without limitation all commission, override or bonus arrangements), and PDO, and to the best of Seller’s knowledge, Seller has not received any notice of intent to terminate employment from any person listed on Schedule 4.15, and no person listed on Schedule 4.15 has any written or oral contract for employment with Seller, other than at-will employment relationships.

4.16       Worker's Compensation. Except as disclosed on Schedule 4.16, Seller is in material compliance with all worker's compensation laws with respect to the Business and has worker's compensation insurance coverage in full force and effect with respect to the Business.

LOULibrary 710692v.4

EXECUTION COPY

4.17       Consents. Except as described on Schedule 4.17, no consents, approvals or authorizations of, filing with, or notice to any third parties, including any governmental or regulatory authorities, is required in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Seller and Seller Affiliates and consummation by Seller and Seller Affiliates of the transactions contemplated hereby and thereby.

4.18     Commissions. Neither Seller nor any Seller Affiliate has authorized any person to act in such a manner as to give rise to any valid claim against Buyer for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated under this Agreement.

4.19     Financial Statements. Seller has delivered to Buyer the unaudited balance sheet of the Business as of December 31, 2007 and the related statements of income, cash flows and changes in members’ equity for the fiscal year then ended, and, as soon as such financial statements are prepared, shall deliver the audited balance sheet as of December 31, 2007 and the related statements of income, cash flows and changes in members’ equity for the eight-month period then ended (collectively, the "Financial Statements"). The Financial Statements fairly present, the financial condition and the results of operations, changes in members’ equity and cash flows of Seller as of the respective dates of and for the periods referred to in such Financial Statements. The Financial Statements have been prepared in accordance with the accounting records of Seller, which have been properly maintained and are complete and correct in all material respects. There are no liabilities (whether known, unknown, contingent or otherwise) of Seller other than (i) liabilities reflected on the Financial Statements, or (ii) liabilities incurred since December 31, 2007 in the ordinary course of business consistent with past practice, none of which are material.

4.20     Absence of Changes. Since December 31, except as disclosed on Schedule 4.20, Seller:

(a)       has operated the Business in the ordinary course of business consistent with past practice;

(b)       has not permitted any of the Purchased Assets to become subject to a lien or other encumbrance;

(c)       has not suffered any material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any Purchased Asset;

(d)       has not sold, assigned, transferred, leased, licensed or otherwise disposed or encumbered any of the Purchased Assets (tangible or intangible), except in the ordinary course of business consistent with past practice and except as contemplated by this Agreement or the transactions contemplated hereunder;

(e)       has not terminated any of the relationships of the Business between Seller, on the one hand, and any dealer, franchisee, distributor, licensee, licensor or supplier material to Seller, on the other hand, or modified any such relationships to be less favorable to the Business,

LOULibrary 710692v.4

EXECUTION COPY

or has not been threatened or notified of any intention (orally or in writing) by any such dealer, franchisee, distributor, licensee, licensor or supplier to effect any such termination or modification;

(f)        has not granted or incurred any obligation for any increase in the compensation of any employee of Seller engaged in the Business (including any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment) except for raises in the ordinary course of business consistent with past practice;

(g)       has not made any material change in its methods of accounting or accounting principles or practices (including with respect to reserves) with respect to the Business;

(h)       except as contemplated by this Agreement or the transactions hereunder, has not entered into any other material transaction related to the Business, whether or not in the ordinary course of business;

(i)        except as contemplated by this Agreement or the transactions hereunder, has not agreed, whether orally or in writing, to do any of the foregoing; and

(j)        has not suffered any event or circumstance that has had, or is reasonably likely to have, a material adverse effect on the business, operations, condition (financial or otherwise), assets or earnings of the Business.

4.21     Internal Controls. To the best of Seller’s knowledge, Seller has implemented and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Article 5 - Representations and Warranties of Buyer

As a material inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as follows:

5.1        Authority as to Execution. The execution and delivery of this Agreement and the instruments called for by this Agreement by or on behalf of Parent and Buyer and the consummation of the transactions contemplated hereunder and thereunder, shall have been duly authorized by all necessary limited liability company or corporate actions, as appropriate, on or prior to the Closing Date. This Agreement and each of the instruments called for by this Agreement will be a valid and binding obligations of Parent and Buyer, each enforceable against Parent and Buyer in accordance with their respective terms.

LOULibrary 710692v.4

EXECUTION COPY

5.2        Organization and Entity Authority. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full legal power and authority to execute, deliver and perform its obligations under this Agreement and the instruments called for by this Agreement. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, with full legal power and authority to execute, deliver and perform its obligations under this Agreement and the instruments called for by this Agreement.

5.3      No Violation of Law; Other Agreements. Neither the execution and delivery of this Agreement or the instruments called for by this Agreement, nor consummation of the transaction herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof, will conflict with or violate any provision of law or of the organizational documents of Parent or Buyer, or result in a violation or default in any provision or any regulation, order, writ, injunction or decree of any court or governmental agency or authority, or of any agreement or instrument to which Parent or Buyer is a party or by which Parent or Buyer is bound or subject.

5.4       Commissions. Neither Parent nor Buyer has authorized any person to act in such a manner as to give rise to any valid claim against Seller or Seller Affiliates for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated under this Agreement. Parent shall be responsible for the payment of any fees due to Stoneridge.

Article 6 – Covenants of Seller

6.1       Conduct of Business. From the date of this Agreement until the Closing Date, Seller agrees to operate the Business and otherwise carry on the Business in substantially the same manner heretofore conducted and not make other than in the ordinary course of business, any material change in its personnel, operations, finances, accounting policies, or personal property, without the prior written consent of Buyer, including without limitation, the filing of all requisite cost reports, claims and other reports related to the Business required to be filed in connection with all Programs due on or before the Closing Date. Between the date of this Agreement and the Closing Date, Seller agrees to use its reasonable efforts to retain its present employees and preserve the goodwill and business of their customers, suppliers, and others having business relations with them, and agree to conduct the financial operations of the Business in accordance with its existing business practices. From the date of this Agreement to the Closing Date, Seller agrees to not do any of the following in connection with its ownership and operation the Business and the Purchased Assets without Buyer’s prior written consent:

(a)       cancel or permit any insurance, bond, surety instrument or letter of credit to lapse or terminate, except in the ordinary course of business or unless renewed or replaced by like coverage;

(b)       default in any respect under any loan, material contract, agreement, lease or commitment;

LOULibrary 710692v.4

EXECUTION COPY

(c)       enter into any contract, agreement, lease or other commitment, except in the ordinary course of business;

(d)	sell or agree to sell the Business or any of the Purchased Assets;

(e)       hire any employees other than in the ordinary course, increase any compensation to employees, enter into any employment arrangement, agreement or undertaking, or pay or promise to pay any fringe benefit, bonus or special compensation to employees, except in the ordinary course of business, except as otherwise contemplated in this Agreement;

(f)        impede Buyer, its counsel, accountants and other representatives from reasonable access, during normal business hours and upon reasonable advance notice, to the Business and the Purchased Assets so that Buyer may have the opportunity to conduct a reasonable investigation of the Business;

(g)       encumber any of the Purchased Assets or incur any liabilities with respect to the Business, except in the ordinary course of business; or

(h)       permit any employees of the Business to be "hired" or otherwise used by Seller other than in connection with the operation of the Business (the intention of the parties being that as of the Closing, Buyer will have the opportunity, but not the obligation, to hire all of Seller’s employees utilized in the operation of the Business as of the date of this Agreement and that none of such employees will have any preexisting arrangement to remain employed by Seller after the Closing Date).

6.2       No Sale of Purchased Assets. Seller agrees to not sell, lease, remove or otherwise dispose of any of the Purchased Assets, which are located or used in the Business (except for retirements and replacements in the ordinary course of business, provided that all items which are retired or replaced are contemporaneously replaced by items of substantially equivalent value), or liquidate or dissolve.

6.3       Insurance. Through the Closing Date, Seller agrees to maintain the insurance described in Article 4.

6.4       Notice. From the date of this Agreement to the Closing Date, Seller agrees to promptly advise Buyer of the occurrence of any governmental inspections, investigations, citations with respect to the Business or the Purchased Assets, and of which Seller has received written or oral notification.

6.5       Access to Personnel and Records. From the date of this Agreement until the Closing Date, Seller agrees to give Buyer, and Buyer’s counsel, accountants, consultants and other agents and representatives, full access, during normal business hours and upon reasonable request, to its properties, books, contracts, commitments and records relating to the Purchased Assets and the operations of the Business. The review of any such business records shall be conducted subject to the site and business hours limitations requested by Seller to the extent

LOULibrary 710692v.4

EXECUTION COPY

reasonably possible and shall designed so as to minimize any disruption to Seller’s business.

6.6       Financial Information. Seller agrees to provide Buyer with such financial information available to Seller relating to the operations of the Business as Buyer may reasonably request.

6.7       Collection Practices. Seller agrees to not deviate from its current lawful practices with respect to the collection of accounts receivable from the Business's patients to the extent that any such change in collection practices would impair or adversely affect the Business' ability to continue its relationships with those patients after Closing.

6.8       Cooperation. Seller agrees to cooperate in good faith with Buyer after the Closing in order to obtain all governmental, regulatory and other third party consents and approvals which are necessary or desirable to consummate the transactions contemplated under this Agreement.

6.9       Approval of Transfer. From the date of this Agreement to the Closing Date, Seller agrees to use its reasonable best efforts, including the filing and submission of all necessary and appropriate applications and documents, to obtain the approvals and consents of all applicable governmental and regulatory authorities, and any other third party identified as necessary in order to transfer the Business, the Purchased Assets, the Assumed Contracts and the Licenses to Buyer.

6.10     Consents. Seller agrees to use its good faith efforts after the Closing to procure the consents of any third parties necessary for the assignment to Buyer of the Assumed Contracts and Licenses.

6.11      No-Shop Clause. From and after the date of this Agreement until the termination of this Agreement (unless the Closing Date is extended beyond such date by the parties), Seller agrees to not, without the prior written consent of Buyer: (i) offer for sale any material portion of the Business or Purchased Assets; (ii) solicit offers to buy all or any material portion of the Business or Purchased Assets; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation with such Seller; or (iv) enter into any agreement with any party (other than Buyer) with respect to the sale or other disposition of any material portion of the Business or Purchased Assets.

6.12     Preparation of Financials. Subject to paragraph 2.4, Seller shall provide Buyer with such audited financial statements for Seller and/or the Business for the fiscal year ended December 31, 2007,. Seller agrees to cause it auditors to provide Buyer with such financials as soon as reasonably possible.

6.13     Maintenance of Seller’s Existence. Seller agrees that to maintain its existence in good standing and not dissolved for at least three years after the Closing Date.

LOULibrary 710692v.4

EXECUTION COPY

6.14     Regulatory Filing. Prior to Closing, Seller shall cooperate in connection with the filing of all necessary change in ownership and related forms with the Agency for Health Care Administration of the State of Florida.

Article 7 - Covenants of Buyer

7.1       Access to Records. For a period extending to the greatest of five years from and after the Closing Date, any longer period required by law, or the date of final settlement of cost reports for any period prior to the Closing Date, Buyer agrees to retain the patient and medical records of the patients serviced by the Business on and prior to the Closing Date, and will give Seller, and Seller’s counsel, accountants, consultants and other agents and representatives, full and complete access, during reasonable business hours and upon reasonable request.

7.2       Cooperation. From the date of this Agreement until the Closing Date, Buyer agrees to cooperate in good faith with Seller in order to obtain all governmental, regulatory and other third party consents and approvals which are necessary or desirable to consummate the transactions contemplated under this Agreement.

7.3       Approval of Transfer. From the date of this Agreement until the Closing Date, Buyer agrees to use its reasonable best efforts, including the filing and submission of all necessary and appropriate applications and documents, to obtain the approvals and consents of all applicable governmental and regulatory authorities and other third parties required or necessary in order to transfer the Business, the Licenses, the Assumed Contracts and the Purchased Assets to Buyer.

Article 8 - Conditions Precedent to Buyer’s Obligations

Buyer’s obligation to close is subject to the satisfaction of the following conditions before or at Closing, unless waived by Buyer:

8.1       Representations and Warranties True at Closing. The representations, warranties and covenants made by Seller in this Agreement must be true in all material respects at and as of Closing as if made on and as of Closing (excluding any materiality qualifier in such representations and warranties).

8.2       Compliance with Agreement. Seller must have performed and complied with all of its covenants and obligations under this Agreement in all material respects which are to be performed or complied with by them before or at Closing.

8.3       Seller’s Certificates. Seller must have delivered to Buyer a certificate stating that (i) the representations, warranties and covenants made by such Seller in the Agreement are true in all material respects at and as of Closing as if made on and as of Closing (excluding for this purpose any materiality qualifier in such representations and warranties), and (ii) such Seller has performed and complied with all of its covenants and obligations under this Agreement which are to be performed or complied with by them before or at Closing.

LOULibrary 710692v.4

EXECUTION COPY

8.4       Adverse Proceedings. As of the Closing Date, no suit, action, claim or governmental proceeding is pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority has been rendered against any party to this Agreement which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms or otherwise have a material adverse effect on Buyer’s ownership, use or enjoyment of the Business, the Licenses, the Assumed Contracts or the Purchased Assets.

8.5       Approvals. All necessary material federal, state and local governmental and regulatory and other third party consents, waivers, and other approvals or determinations required to be obtained with respect to the transfer of the Licenses, the Assumed Contracts, and the Purchased Assets to Buyer, and Buyer’s operation of the Business thereafter, must have been obtained, with the form and substance of such consents, etc. satisfactory to Buyer in its sole discretion. Buyer must have obtained approval of the transactions contemplated by this Agreement by the Board of Directors or manager, as applicable, of Buyer and Parent, and the senior lender of Parent.

8.6       Closing Documents. The documents required to be delivered by Seller to Buyer pursuant to this Agreement must be executed in a form reasonably acceptable to Buyer.

8.7       Opinion of Counsel. Seller shall have caused there to be delivered at Closing an opinion of counsel in a form satisfactory to Buyer with respect to certain matters, including authorization of this Agreement and the Ancillary Agreements, no conflict with Seller’s organizational documents and contracts and other customary matters.

8.8       Employment Arrangements. Buyer shall have reached employment arrangements with certain employees of the Business identified by Buyer on terms and conditions satisfactory to Buyer and such employees (which terms may include restrictive covenants).

8.9       Regulatory Filing. Seller shall have cooperated in connection with the filing of all necessary change in ownership and related forms with the Agency for Health Care Administration of the State of Florida, and any such necessary or desirable filing shall have been made.

Article 9 - Conditions Precedent to Seller’s Obligations

Seller’s obligation to close is subject to the satisfaction of the following conditions prior to or at Closing, unless waived by Seller:

9.1       Representations and Warranties True at Closing. The representations and warranties made by Buyer in this Agreement must be true in all material respects at and as of Closing with the same effect as though such representations and warranties had been made or given on and as of Closing (excluding any materiality qualifier in such representations and warranties).

LOULibrary 710692v.4

EXECUTION COPY

9.2       Compliance with Agreement. Buyer must have performed and complied with all covenants and obligations under this Agreement in all material respects which are to be performed or complied with by Buyer before or at the Closing.

9.3       Buyer’s and Parent’s Certificate. Buyer and Parent must have delivered to Seller a certificate stating that (i) the representations, warranties and covenants made by Buyer in the Agreement are true in all material respects at and as of Closing as if made on and as of the Closing, and (ii) Buyer and Parent has performed and complied with all of its covenants and obligations under this Agreement which are to be performed or complied with by it before or at Closing.

9.4       Adverse Proceedings. As of the Closing Date, no suit, action, claim or governmental proceeding is pending against, and no order, decree or judgment of any court, agency or other governmental authority has been rendered against any party to this Agreement which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

9.5       Approvals. All necessary federal, state and local governmental and regulatory and other third party consents, waivers, and other approvals and determinations required to be obtained with respect to the transfer of the Licenses, the Assumed Contracts and the Purchased Assets to Buyer must have been obtained.

9.6       Closing Documents. The documents required to be delivered by Buyer to Seller pursuant to this Agreement must be executed and delivered in a form reasonably acceptable to Seller.

9.7       Regulatory Filing. Buyer shall have cooperated in connection with the filing of all necessary change in ownership and related forms with the Agency for Health Care Administration of the State of Florida, and any such necessary or desirable filing shall have been made.

Article 10 - Termination of Agreement

10.1      Termination. This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time before the Closing Date:

(a)	by mutual consent of Seller and Buyer;

(b)       by Seller or Buyer, if a Closing does not occur on or before April 15, 2008;

(c)        by Buyer, if there has been a material misrepresentation in this Agreement by Seller, or a material breach by Seller of any of its warranties or covenants set forth in this Agreement, or an uncured failure of any condition to which the obligations of Buyer is subject; and

LOULibrary 710692v.4

EXECUTION COPY

(d)         by Seller, if there has been a material misrepresentation in this Agreement by Buyer, or a material breach by Buyer of any of its warranties or covenants set forth in this Agreement, or an uncured failure of any condition to which the obligations of Seller are subject.

Article 11 - Indemnification

11.1     Survival of Representations and Warranties. All of the representations, and warranties made by Seller and Buyer under this Agreement will survive the Closing of the transactions contemplated by this Agreement for a period of 36 months after the Closing Date, except that the representations and warranties with respect to (i) taxes in paragraphs 4.4 and 4.16, (ii) healthcare matters in paragraph 4.9, and (iii) healthcare regulatory or malpractice claims included within the scope of paragraph 4.12, shall survive after the Closing Date for the greater of 36 months or the applicable statute of limitations for claims with respect to the subject matter of such representation and warranty.

11.2	Indemnification of Buyer Indemnified Persons

(a)       General. Subject to the limitations of this Article 11, Seller and each Seller Affiliate, jointly and severally, agrees to indemnify, defend and hold each Buyer included as a party to this Agreement, and each Buyer’s officers, directors, shareholders, agents, affiliates and attorneys (each a “Buyer Indemnified Person” and collectively, "Buyer Indemnified Persons") harmless from, against and in respect of, and shall reimburse each Buyer Indemnified Person on demand for, any damage, liability, loss, cost or expense (including reasonable attorneys' fees) (collectively, “Losses”) incurred by a Buyer Indemnified Person resulting from, arising out of, or in any way related to, any of the following:

(i)        any breach of Seller’s representations, warranties or covenants in this Agreement, the Ancillary Agreement or any document, schedule, certificate or instrument delivered pursuant to this Agreement;

(ii)       any brokerage or similar fee due to any agent of Seller or Seller Affiliates;

(iii)      any liability of Seller or liability with respect to which the Purchased Assets are subject to, or obligation under the Assumed Contracts (except for any liabilities that result in a Purchase Price adjustment) to be performed prior to the Closing or accruing prior to Closing Date but payable after Closing Date, but not including any liability arising out the failure to obtain any consent set forth on Schedule 4.17;

(iv)      any mortgage, security interest, lease, obligation, claim, liability, debt, lien, charge or encumbrance relating to matters prior to Closing asserted against the Purchased Assets; and

(v)       any claims by the creditors, Seller Affiliates or equity holders of Seller arising out of or with respect to the distribution or other use by either Seller of the

LOULibrary 710692v.4

EXECUTION COPY

Purchase Price.

(b)       Audits, Investigations, Refund Obligations and Other Pre-Closing Liabilities; Taxes. Subject to the limitations of this Article 11, Seller and each Seller Affiliate, jointly and severally, agrees to indemnify, defend and hold each Buyer Indemnified Person harmless from, against and in respect to, and reimburse a Buyer Indemnified Person on demand for, any Losses resulting from, arising out of or in any way related to, any of the following:

(i)	medical malpractice claims;

(ii)       any audit or investigation by Medicaid or Medicare authorities or third party payors concerning the operation of the Business before the Closing or any amounts paid with respect to the Business before Closing;

(iii)      any assessment, adjustments, suspensions or offsets made against the Business, a Buyer Indemnified Person or the Purchased Assets as a result of such an audit or investigation regarding the operation of the Business before Closing;

(iv)      any costs of defense of, and any judgment against a Buyer Indemnified Person with respect to, any litigation relating to the operation of the Business before Closing;

(v)       any other personal liability, property damage, personal injury, cost, claim, expense or assessment asserted against the Business, a Buyer Indemnified Person or the Purchased Assets as a result of, or with respect to, the operation of the Business or the ownership of the Purchased Assets before the Closing, or any other business operations or assets of Seller or Seller Affiliate not included among the Business or Purchased Assets, excluding obligations arising after the Closing under the Assumed Contracts; and

(vi)      any federal, state or local tax liability or obligation arising with respect to Seller or the operation of the Business prior to the Closing;

provided, however, that if any of the events giving rise to the Losses discussed in this paragraph 11.2(b) occurred both prior and subsequent to Closing, the indemnification obligations set forth in this paragraph 11.2(b) shall only apply to those Losses directly attributable to pre-Closing events.

(c)	Limitations on Indemnification Obligations.

(i)        Seller’s and Seller Affiliates’ indemnification obligations shall survive for a period of 36 months after the Closing Date, except for claims brought prior to such date which shall survive indefinitely, and except that Seller’s and Seller Affiliates’ indemnification obligation with respect to a breach of the representation and warranty at paragraphs 4.4, 4.5, 4.9 and 4.14 and shall survive for the greater of 36 months or the statute of limitations applicable to the subject matter of such representations and warranties and shall not be limited in amount.

LOULibrary 710692v.4

EXECUTION COPY

(ii)       Seller’s and Seller Affiliates’ indemnification obligations arising out of paragraphs 11.2(a)(iii), 11.2(a)(iv), 11.2(a)(v) and 11.2(b) above shall survive the Closing for the greater of 36 months or the statute of limitations applicable to the subject matter of such express indemnification obligation, except for claims brought by a Buyer Indemnified Person prior to such date which shall survive indefinitely.

(iii)      The indemnification rights of Seller Indemnified Persons and Buyer Indemnified Persons under this Article 11 shall be subject to paragraphs 11.2(c)(iii) through (vi) of the Home Health Agreement. For purposes of the indemnification deductible and cap provisions of paragraphs 11.2(c)(iii) through (vi) of the Home Health Agreement, along with the setoff provisions of paragraph 11.5, the Apex Purchase Agreements shall be considered to be a single agreement (e.g., the aggregate deductible for the Apex Purchase Agreements is $100,000 and the “Purchase Price” limitation on certain indemnification rights is the aggregate “Purchase Price” payable under the three Apex Purchase Agreements.

(iv)      “Apex Purchase Agreements” shall mean (i) the Asset Purchase Agreement dated March 24, 2008, among Caretenders Mobile Medical Services, LLC, Almost Family, Inc., Apex House Call Doctors, LLC, Nancy Ralston, James Spriggs, III, Lorrie Snyder, Robert G. Young, Joann Sorensen and James Spriggs, Jr., (ii) the Asset Purchase Agreement dated as of March 24, 2008, among Caretenders of Jacksonville, LLC, Almost Family, Apex Home Healthcare Services, L.L.C., Apex Health and Rehab Center, L.L.C., Nancy Ralston, James Spriggs, II, Robert G. Young, Lorrie Snyder, Joann Sorensen and James Spriggs, Jr. (the “Home Health Agreement”), and (iii) the Asset Purchase Agreement dated as of March 24, 2008 among Caretenders Visiting Services of St. Augustine, LLC, Almost Family, Inc., Apex Healthcare Solutions, L.L.C., Nancy Ralston, James Spriggs, III, Lorrie Snyder and David Bathalter.

11.3     Indemnification of Seller Indemnified Persons. Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, shareholders, agents, affiliates and attorneys (each a “Seller Indemnified Person” and collectively, "Seller Indemnified Persons") harmless from and against, and reimburse a Seller Indemnified Person on demand for, any damage, loss, cost or expense (including reasonable attorneys' fees) incurred by such Seller Indemnified Person resulting from, or in any way related to, any of the following: (i) any breach of Buyer’s representations, warranties or covenants in this Agreement, or from any misrepresentation in, or omission by Parent or Buyer under this Agreement; (ii) any brokerage or similar fee due to any agent of Buyer, including without limitation, Stoneridge; (iii) any federal, state or local tax liability or obligation arising with respect to Buyer or the operation of the Business after the Closing; (iv) any liability of Parent or Buyer or liability with respect to which the Purchased Assets are subject to, or obligation under the Assumed Contracts in each case accruing after the Closing; and (v) Buyer’s operation of the Business after the Closing. The indemnification obligations of Buyer shall be limited to the Purchase Price and shall survive for a 36 month period after Closing, except for claims brought prior to such date which shall survive indefinitely.

11.4	Procedure for Indemnification. The following procedure shall apply with

LOULibrary 710692v.4

EXECUTION COPY

respect to any claims or proceedings covered by the indemnification obligations in this Article 11.

(a)       The party seeking indemnification under this Article 11 (the "Claimant") shall give written notice to the party from whom indemnification is sought (the "Indemnitor"), specifying the basis on which indemnification is sought and such other information known to the Claimant regarding the indemnification claim, promptly, but in no event later than 10 business days, after the Claimant learns of the claim or proceeding; provided that the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder if the Claimant uses its best efforts to mitigate Claimant's damages, except to the extent Indemnitor is actually prejudiced. Notwithstanding anything to the contrary contained herein, in the event that a Claimant gives notice to the Indemnitor within such 10 business day time period set forth above, the Claimant shall have no obligation to mitigate Claimant's damages under this paragraph 11.4(a).

(b)       With respect to any third-party claims or proceedings as to which the Claimant is entitled to indemnification, the Indemnitor shall have the right to select and employ counsel of its own choosing reasonably satisfactory to the Claimant to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided, that the Indemnitor conducts the defense actively and diligently and in a manner to minimize the risk of the Claimant becoming subject to any liability for any other material matter. Further, the Indemnitor shall not consent to the entry of any judgment or enter into any compromise or settlement with respect any third-party claim without the prior written consent of the Claimant unless such judgment, compromise or settlement (i) provides for the payment by the Indemnitor of money as sole relief for the claimant, (ii) results in the full and general release of Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the third-party claim, and (iii) involves no finding or admission of any violation of laws, rules or regulations or the rights of any person and has no effect on any other claims that may be made against the Claimant. The Claimant may elect to participate in the defense of any such third party claim, and may, at its sole expense, retain separate counsel in connection therewith. Notwithstanding the foregoing, if in the reasonable opinion of the Claimant, any such claim or the litigation or resolution of any such claim involves an issue or matter that could have a material adverse effect on the on the business, operations, condition (financial or otherwise), assets or earnings of the Claimant, the Claimant shall have the right to control the defense or settlement of any such claim or demand and its reasonably costs and expenses shall be included as part of the indemnification obligation of the Indemnitor. The Claimant shall not settle or compromise any such third party claim without the prior consent of the Indemnitor, which consent shall not be unreasonably withheld. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding.

(c)       Notwithstanding the foregoing, in the event of any Medicare or tax audit or investigation or other third-party claim involving the conduct of the Business prior to Closing, Seller Affiliates shall maintain the right, even if Buyer Indemnified Persons have taken control of the defense of such matter pursuant to paragraph 11.4(b) above, to remain actively and

LOULibrary 710692v.4

EXECUTION COPY

directly involved in responding to any information requests, interacting with the third-party claimant(s) and/or investigator(s), formulating and implementing any necessary litigation strategy, and otherwise participating in the defense of any claim for which such Seller Affiliates could be financially responsible.

11.5     Right of Setoff. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it may be entitled under this Article 11 against amounts otherwise payable under this Agreement, including without limitation, the Promissory Notes and stock of Almost Family, Inc. pledged pursuant to the Pledge Agreement between Apex Home Healthcare Services, L.L.C. and Almost Family, Inc.. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or the Purchase Note. For purposes this Agreement, “Promissory Notes” shall be defined as the Promissory Note in the original principal amount of $2,750,000, issued by Caretenders of Jacksonville, LLC in favor of Apex Home Healthcare Services, L.L.C. and the Promissory Note in the original principal amount of $250,000 issued by Buyer in favor of Seller pursuant to paragraph 2.1(c) of this Agreement. Buyer’s rights and obligations under this paragraph 11.5 shall be subject to the provisions of paragraphs 11.5(c) and (d) of the Home Health Agreement.

11.6     Interest. If it is determined that Buyer’s setoff of any amounts under paragraph 11.5 was not justified, Buyer shall promptly remit to Seller any monies wrongly withhold along with interest from the date such monies were due to Seller at the rate of 10% per annum. Likewise, Losses for purposes of Seller’s and Seller Affiliates’ indemnification obligations in paragraph 11.2 and 11.3 shall accrue interest at the rate of 10% per annum, payable from and after the date such Losses are incurred through the date such Losses are paid by Seller or Seller Affiliates.

11.7     Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing, Buyer and Parent, on behalf of themselves and the other Buyer Indemnified Persons, waive any rights and claims any Buyer Indemnified Person may have against Seller Indemnified Persons or any of them, whether in law or equity, relating to the Business or the transactions contemplated hereby and/or this Agreement. The rights and claims waived by Buyer Indemnified Persons include, without limitation, claims for contribution or other rights of recovery arising out of or relating to claims for breach of contract, breach of representation or warranty, breach of implied covenants, negligent misrepresentation and all other claims for breach of duty. After the Closing, subject to the foregoing, this Article 11 will provide the exclusive remedy against Seller Indemnified Parties for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby. The provisions of this paragraph 11.7 shall not apply to claims arising out of fraud and shall not apply to any claims for specific performance and other equitable relief under the Noncompetition Agreement.

Article 12 - Other Provisions

12.1       Further Assurances. The parties agree to execute and deliver any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement.

LOULibrary 710692v.4

EXECUTION COPY

12.2       Entire Agreement; Amendment. All schedules to this Agreement are deemed to be incorporated into and made part of this Agreement. This Agreement together with the schedules and recitals contains the entire agreement between the parties and there are no agreements, representations, or warranties which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by both parties hereto.

12.3    Binding Effect; Assignment. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns; provided, however, that other than an assignment by Buyer of its rights under this Agreement to an affiliate which does not relieve Buyer of its obligations under this Agreement, neither this Agreement nor any rights hereunder are assignable nor transferable without the prior written consent of the other party. This Agreement is not intended and must not be construed to create any rights in any parties other than the parties to this Agreement, and no person may assert any rights as a third party beneficiary.

12.4       Separate Counterparts. This Agreement may be executed in several identical counterparts, all of which when taken together constitutes but one instrument, and it will not be necessary in any court of law to introduce more than one executed counterpart in proving this Agreement. This Agreement may be executed and delivered by fax counterpart signatures, and upon exchange of fax counterpart signatures, this Agreement will be binding upon the parties.

12.5    Transaction Costs. Each party to this Agreement agrees to be responsible for its own costs for any legal, accounting and other services, if any, attendant to the transactions contemplated by this Agreement; provided, however, Buyer agrees to be responsible for any filing fees, late fees or penalties arising out of or with respect to the change in control of the Business from Seller to Buyer.

12.6       Notices. Any notice, request, instruction or documents required or permitted hereunder must be in writing and will be deemed given if delivered personally or by certified mail, U.S. mail, national recognized overnight courier service or sent by telex, telecopy or other telecommunication device capable of creating a written record (and promptly confirmed by hard copy delivery) to a party at the address set forth below:

(i)	If to Seller or Seller Affiliate:

P.O. Box 550509

Jacksonville, Florida 32255-0509

With a copy to:

Trenam Kemker

Attn: Nelson Castellano

101 E. Kennedy Blvd., Suite 2700

Tampa, Florida 33602

Fax: (813) 229-6553

LOULibrary 710692v.4

EXECUTION COPY

(ii)	If to Buyer or Parent:

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

Attn: President

Fax: (502) 891-8067

With a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202-3363

Attn: Scott W. Dolson

Fax: (502) 581-1087

unless and until notice of another or different address is given as provided herein.

12.7    Severability. The provisions of this Agreement are severable, and the invalidity of any provision will not affect the validity of any other provision.

12.8      Captions. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

12.9      Gender. All pronouns used herein will include both the masculine and feminine gender as the context requires.

12.10  Governing Law; Joint Preparation. The execution, interpretation, and performance of this Agreement will be governed by the laws of the State of Florida, without regard to or application of its conflicts of law principles. Any suit or litigation brought by any of the parties hereto in connection with this Agreement shall be brought in the state or federal courts sitting in Duval County, Florida, and all parties hereto consent to the jurisdiction of such courts. This Agreement is deemed to have been prepared jointly by the parties. Any ambiguity in this Agreement will not be interpreted against either party and will be interpreted as if each of the parties hereto had prepared this Agreement.

12.11   Confidentiality and Announcements. Except as and to the extent required by applicable law, without the prior written consent of the other party, neither Buyer nor Seller shall, and each will direct its respective representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or to permit the disclosure of, the terms of the transaction contemplated by this Agreement. If any party, in the opinion of outside legal counsel to such party, is required by law or the rules of any exchange or the listing rules of the Nasdaq Capital Market or any other applicable market, to make any such disclosure, such party must first provide the other party the content of the proposed

LOULibrary 710692v.4

EXECUTION COPY

disclosure, the reasons that such disclosure is required by applicable law and the time and place that the disclosure will be made. The parties agree to consult with each other to prepare a mutually acceptable press release to be issued immediately following the Closing.

12.12   Guaranty of Performance by Parent. Parent hereby guarantees, subject to the terms and conditions of this Agreement, the full performance by Buyer of its obligations under this Agreement.

12.13   Agreement Not to Bring Suit. Seller and each Seller Affiliate agrees not to make any claim against any Buyer Indemnified Person with respect to any distribution to equity holders or other use by Seller of the proceeds of the Purchase Price.

12.14   Definition of “Knowledge”. For purposes of this Agreement, to the “best of Seller’s knowledge” and “knowledge” shall mean the facts or matters of which Seller’s officer, director or shareholder is actual aware, or those facts or matters which such persons could reasonably be expected to be aware given their respective titles, positions and roles within Seller.

LOULibrary 710692v.4

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ALMOST FAMILY, INC.

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President

CARETENDERS OF JACKSONVILLE, LLC

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President

APEX HOME HEALTHCARE SOLUTIONS, L.L.C.

By /s/ James W. Spriggs
Title James W. Spriggs Partner

/s/ Nancy Ralston
Nancy Ralston

/s/ James Spriggs, III
James Spriggs, III

/s/ David Balthalter
David Balthalter

/s/ Lorrie Snyder
Lorrie Snyder

LOULibrary 710692v.4

EXECUTION COPY

LIST OF ANNEXES AND SCHEDULES

TO

APEX HEALTHCARE SOLUTIONS/ALMOST FAMILY

ASSET PURCHASE AGREEMENT

Attachment A	Noncompetition Agreement

Schedule 1.1(a)	Purchased Assets
Schedule 1.1(b)	Excluded Assets
Schedule 1.1(c)	Retained AR
Schedule 1.2(a)	Trade Payables
Schedule 1.3	Assumed Contracts
Schedule 1.4(b)	Assumed PDO
Schedule 2.3	Allocation of Purchase Price
Schedule 4.1(c)	Authority
Schedule 4.2(a)	Licenses and Permits
Schedule 4.2(b)	Payment Programs
Schedule 4.4	Taxes
Schedule 4.6	Intellectual Property
Schedule 4.7(a)	Insurance Policies
Schedule 4.7(b)	Insurance Claims
Schedule 4.9	Healthcare Regulatory Compliance
Schedule 4.10	Contracts and Commitment
Schedule 4.11	Violations of Law
Schedule 4.12	Litigation
Schedule 4.14	ERISA Matters
Schedule 4.15	Employees
Schedule 4.16	Worker's Compensation Compliance
Schedule 4.17	Consents
Schedule 4.20	Absence of Changes

LOULibrary 710692v.4

EXECUTION COPY

ATTACHMENT A

to

APEX HEALTHCARE SOLUTIONS/ALMOST FAMILY

ASSET PURCHASE AGREEMENT

CONFIDENTIALITY, NONSOLICITATION AND

NONCOMPETITION AGREEMENT

This is a Confidentiality, Nonsolicitation and Noncompetition Agreement dated as of March 26, 2008, among (i) Almost Family, Inc., a Delaware corporation, Caretenders of Jacksonville, LLC, a Florida limited liability company, and Caretenders Visiting Services of St. Augustine, LLC, a Florida limited liability company (each, a “Protected Party”, and collectively, "Protected Parties"), and (ii) Apex Home Healthcare Services, L.L.C., a Florida limited liability company, Apex Health and Rehab Center, L.L.C., a Florida limited liability company, Apex Healthcare Solutions, L.L.C., a Florida limited liability company, Nancy Ralston, James Spriggs, III, Robert G. Young, Lorrie Snyder, James Spriggs, Jr., Joann Sorensen and David Bathalter (each a “Restricted Party” and collectively, "Restricted Parties").

Recitals

A.        Pursuant to two Asset Purchase Agreements dated as of March 24, 2008 (the "Purchase Agreements") among Protected Parties and Restricted Parties, Protected Parties are purchasing certain assets used in the operation of home health agencies, healthcare staffing and rehabilitation businesses in Florida doing business in Health District # 4 (including Baker, Clay, Duval, Flagler, Nassau, St. Johns and Volusia Counties) (the “Territory”). The agreement by Restricted Parties to the terms of this Agreement was material to the decision of Protected Parties to enter into the transactions described in the Purchase Agreements. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Purchase Agreements.

B.        The Restricted Parties acknowledge that the entering into of the restrictive covenants set forth in this Agreement are for Restricted Parties’ legitimate business interests. As a result of the purchase of assets and goodwill under the Purchase Agreements, the Protected Parties have acquired (i) trade secrets and other valuable confidential business information, (ii) substantial relationships with specific existing customers/patients, (iii) goodwill associated with an ongoing business practice operating under the Apex name within the Territory, and (iv) employees with specialized expertise and training.

C.        For purposes of this Agreement, "Proprietary Information" means as it relates to the Business, patient lists, referral sources, business relationships, business records and financial records, all of which have been acquired by Protected Parties in connection with the purchase of the Business. Protected Parties have expressly or impliedly protected such information from unrestricted use by persons not associated with Protected Parties.

LOULibrary 710692v.4

EXECUTION COPY

D.        For purposes of this Agreement, (i) “Restriction Period” means the period commencing on the date of this Agreement, and terminating on the date five years after the date of this Agreement, and (ii) “Restricted Territory” means a 50 mile radius of the outer limits (i.e., boundary) of the Territory.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.	Confidential Information.

(a)       Each Restricted Party agrees that, during the Restriction Period, it shall (i) maintain the strict confidence of, undertake all necessary steps to avoid divulging or disclosing, and preserve and protect the Proprietary Information, trade secrets, customer lists, business records, and financial records of the Business (collectively, "Trade Secrets") from disclosure to, or access or use by, any person or entity, including any competitor or potential competitor of the Business, and (ii) not use the Trade Secrets to compete, directly or indirectly, with the Business, nor attempt to otherwise take commercial advantage of the Trade Secrets. Each Restricted Party acknowledges that the Trade Secrets constitute valuable, special and unique property of the Business being acquired by Protected Parties.

(b)       Each Restricted Party represents and warrants to Protected Parties that it has delivered to Protected Parties any and all papers, books, records, documents, memoranda and manuals, including all copies thereof, whether hard or digital copies, belonging or relating to the Business, or containing any Proprietary Information or Trade Secrets.

(c)       Each Restricted Party agrees that, if at any time after the date of this Agreement, such Restricted Party determines that it has any Proprietary Information or Trade Secrets in its possession or control (other than as may be necessary or convenient in the course of such Restricted Party’s employment with a Protected Party), such Restricted Party shall immediately return all such Proprietary Information or Trade Secrets to Protected Parties, including all copies or portions thereof.

2.         Employee Solicitation. Each Restricted Party agrees that it shall not, during the Restriction Period, directly or indirectly, induce, encourage or solicit any employee of the Business to leave the employ of Protected Parties or become employed by any Restricted Party, or, directly or indirectly, hire any former employees of the Business, except with the prior written consent of Protected Parties.

3.	Noncompetition Covenant.

(a)       Each Restricted Party agrees that it shall not, during the Restriction Period, directly or indirectly, individually, or through any person, partnership, joint venture, corporation or other entity in which any Restricted Party has any interest, including, without limitation, as a shareholder, owner, member, partner, investor, director, officer, employee or consultant, or otherwise, (i) engage in the Business in the Restricted Territory, or (ii) solicit the past or, at such time, present patients or referral sources of the Business.

LOULibrary 710692v.4

EXECUTION COPY

(b)      All of the restrictive covenants in this Agreement shall be construed as an agreement independent of any provision of the Purchase Agreements, and the existence of any claim or cause of action of a Restricted Party against a Protected Party shall not constitute a defense to the enforcement by such Protected Party of the restrictive covenants. It is specifically agreed that the periods during which the covenants of Restricted Parties shall be effective shall be computed by excluding from such computation any time during which a Restricted Party is in violation of any provision of this Agreement.

4.         Consideration. Each Restricted Party acknowledges that the consideration for the covenants in this Agreement is the Purchase Price consideration paid to certain Restricted Parties pursuant to the Purchase Agreements. Each of Nancy Ralston, James Spriggs, III, Robert G. Young, Lorie Snyder, Joann Sorensen, James Spriggs, Jr. and David Bathalter are shareholders of one or more of Sellers and acknowledge that he or she will receive a distribution of sales proceeds from the transaction contemplated in the Purchase Agreements.

5.         Cooperation. Each Restricted Party agrees to cooperate in connection with Protected Parties with respect to maintaining the goodwill and reputation of the Business.

6.         Specific Enforcement. In the event of a breach of any Restricted Party’s covenants in this Agreement, it is agreed that damages will be difficult to ascertain and any Protected Party may petition a court of law or equity for, and be granted, injunctive relief in addition to any other relief which such Protected Party may have under the law, including reasonable attorney's fees.

7.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to or application of its conflicts of laws principles. Each of the parties has participated in the preparation of this Agreement and agrees that in construing the provisions of this Agreement, the general rule that provisions shall be construed most strongly against the party that drafted such provisions shall have no application.

8.         Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and other understandings with respect to the subject matter of this Agreement. No change, modification, addition or amendment of this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

9.         Construction. The parties agree that the restrictions set forth in this Agreement are reasonable and necessary to preserve the legitimate business interests of Protected Parties (as described in Recital B above) and that the maximum protection available under the law shall be provided to Protected Parties by this Agreement to protect Protected Parties’ interests in its business and confidential information and that, if the restrictions imposed hereby are held by any court to be invalid, illegal or unenforceable as to time, territory, scope or otherwise, this Agreement shall be construed to impose restrictions which are valid, legal and enforceable as to time, territory, scope or otherwise, as the case may be, to the maximum extent permitted under applicable law.

LOULibrary 710692v.4

EXECUTION COPY

10.       Headings. The headings contained in this Agreement are included for ease of reference only and shall not be considered in the interpretation or enforcement of this Agreement.

11.       Provisions Severable. To the extent that any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.       Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been duly given if mailed by certified mail, return receipt requested, postage prepaid to the addresses set forth in the Purchase Agreements or to such other addresses which a party has given the other parties written notice.

13.       Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and, as applicable, their respective heirs, executors, administrators, personal representatives, successors and assigns. This Agreement may be assigned to and enforced by the assignees or successors of the Protected Parties.

14.       Attorney’s Fees. In the event of any litigation with respect to this Agreement, the non-prevailing party in such litigation shall be responsible for and pay all fees and expenses, including, without limitation, court costs and attorney’s fees, incurred by the prevailing party.

15.	Early Termination.

(a)       If (i) if Almost Family, Inc. or Caretenders of Jacksonville, LLC is in Bankruptcy, (ii) there is a payment default under the Purchase Note, and (iii) such payment default is not fully cured during the course of Bankruptcy proceedings, then, effective upon Almost Family, Inc. or Caretenders of Jacksonville, LLC emerging from Bankruptcy proceedings, the Restriction Period for purposes of paragraphs 2 and 3 shall be reduced as follows: (A) if the unpaid principal balance of the Purchase Note (principal and interest) exceeds $1,000,000, then the Restriction Period shall be reduced to four years, (B) if the unpaid principal balance of the Purchase Note (principal and interest) exceeds $2,000,000, then the Restriction Period shall be reduced to three years, and (C) if the unpaid principal balance of the Purchase Note (principal and interest) exceeds $3,000,000, then the Restriction Period shall be reduced to two years.

(b)       For purposes of this Agreement, "Bankruptcy" shall be deemed to have occurred with respect to Almost Family, Inc. or Caretenders of Jacksonville, LLC if either: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudicated bankrupt or insolvent; (iv) files a petition or answer seeking for such company any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such company in any proceeding of this nature; (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or

LOULibrary 710692v.4

EXECUTION COPY

liquidator of such company or of all or any substantial part of such company’s property; or (vii) company is in a proceeding where, within 120 days after the commencement of such proceeding against the company seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within 120 days after the appointment without such company’s consent or acquiescence of a trustee, receiver, or liquidator of such company, or of all or any substantial part of such company’s properties, the appointment is not vacated or stayed or within 120 days after the expiration of any stay, the appointment is not vacated.

(c)       Notwithstanding anything to the contrary, there shall be no early termination of the Restricted Party’s obligations under paragraphs 2 and 3, (i) arising out of an alleged payment default due to Maker’s (as defined in the Purchase Note) set-off against a Purchase Note payment arising out of a claim for indemnification or damages, so long as Maker believes in good faith such set-off is permitted under the terms of the Purchase Agreements or Purchase Note, or (ii) during any period when any Restricted Party is in default under any Purchase Agreement or this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ALMOST FAMILY, INC.

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President

CARETENDERS OF JACKSONVILLE, LLC

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President

CARETENDERS VISITING SERVICES OF ST.
AUGUSTINE, LLC

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President

LOULibrary 710692v.4

EXECUTION COPY

APEX HOME HEALTHCARE SERVICES, L.L.C.

By /s/ Nancy Ralston
Title Nancy Ralston CEO

APEX HEALTH AND REHAB CENTER, L.L.C.

By /s/ Nancy Ralston
Title Nancy Ralston Managing Partner

APEX HEALTHCARE SOLUTIONS, L.L.C.

By /s/ James W. Spriggs
Title James W. Spriggs Partner

/s/ Nancy Ralston
Nancy Ralston

/s/ James Spriggs, III
James Spriggs, III

/s/ Robert G. Young
Robert G. Young

/s/ Lorrie Snyder
Lorrie Snyder

/s/ James Spriggs, Jr.
James Spriggs, Jr.

/s/ Joann Sorensen
Joann Sorensen

/s/ David Balthalter
David Balthalter

LOULibrary 710692v.4

EXECUTION COPY

Attachment B

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption Agreement”) is dated as of March 26, 2008, by and between (i) Apex Healthcare Solutions, L.L.C. (“Assignor”), and (ii) Caretenders Visiting Services of St. Augustine, LLC, a Florida limited liability company (“Assignee”).

Background

A.        Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of March 24, 2008, by and among Caretenders Visiting Services of St. Augustine, LLC, Almost Family, Inc., Apex Home Healthcare Services, L.L.C., Apex Health and Rehab Center, L.L.C., Nancy Ralston, James Spriggs, III, Lorrie Snyder and David Bathalter (the “Purchase Agreement”).

B.        Pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor as set forth herein, and this Assignment and Assumption Agreement is contemplated by paragraph 3.2 of the Purchase Agreement.

Agreement

In consideration of the covenants contained in this Assignment and Assumption Agreement and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Assignor and Assignee, intending to be legally bound, agree as follows:

1.         Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement. For purposes of this Assignment and Assumption Agreement, the “Effective Time” shall mean 12:01 a.m., March 27, 2008.

2.         Assumption. Assignor hereby assigns, sells, transfers and sets over to Assignee all of Assignor’s right, title benefit, privileges and interest in and to the Purchased Assets, Assumed Contracts and Assumed Leases, and all of Assignor’s burdens, obligations and liabilities in connection with each of the Assumed Liabilities. Assignee assumes and agrees to pay, perform, fulfill and discharge those liabilities and obligations arising from and after the Effective Time under the Assumed Liabilities. Assignor and Assignee agree that all Excluded Liabilities shall remain the sole responsibility of Assignor. Notwithstanding anything to the contrary, those contracts among the Assumed Contracts which require consent from third parties before assignment shall not be deemed assigned for legal purposes until such consent is obtained. Assignor will use commercially reasonable efforts after Closing to obtain the consent of the other parties to the assignment of the Assumed Contracts, with reasonable assistance as requested by

LOULibrary 710692v.4

EXECUTION COPY

Assignee (but without any payment of money by Assignor or Assignee). If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Assignor thereunder so that Assignee would not receive all such rights, Assignor agree to enter into a mutually agreeable arrangement under which Assignee would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Assignee, or under which Assignor would enforce for the benefit of Assignee, with Assignee assuming Assignor’s obligations, any and all rights of Assignor against a third party thereto.

3.         Terms of the Purchase Agreement. The terms of the Purchase Agreement, including Assignee’s covenants, agreements and indemnities relating to the Assumed Liabilities and Assignor’s representations, warranties, covenants, agreements and indemnities relating to the Purchased Assets, Assumed Contracts, Assumed Leases and Assumed Liabilities, are incorporated herein by this reference. Assignor and Assignee acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.         Further Actions. Each of the parties covenants and agrees, at its own expense, to execute and deliver, at the request of the other party, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

5.         Notices. All notices or other communications or deliveries provided for under this Assignment and Assumption Agreement shall be given as provided in the Purchase Agreement.

6.         Governing Law. This Assignment and Assumption Agreement shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of Florida.

7.         Binding Effect; Assignment. This Assignment and Assumption Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.         Execution in Counterparts. This Assignment and Assumption Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.

9.         Amendments. No amendment of any provision of this Assignment and Assumption Agreement shall be valid unless the same shall be in writing and signed by Assignor and Assignee.

LOULibrary 710692v.4

EXECUTION COPY

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first set forth above.

APEX HOME HEALTHCARE SOLUTIONS, L.L.C.

By /s/ James W. Spriggs
Title James W. Spriggs Partner

CARETENDERS VISITING SERVICES OF ST.

AUGUSTINE, LLC

By /s/ Todd Lyles
Title Todd Lyles Sr. Vice President

LOULibrary 710692v.4